PARENT SHAREHOLDERS INDEMNITY AGREEMENT


         THIS PARENT SHAREHOLDERS INDEMNITY AGREEMENT ("Agreement") is made as of September 8, 1997, by and among CYLINK CORPORATION, a California corporation (the "Purchaser") and the parties identified on Schedule A hereto (the "Parent Shareholders"), who collectively constitute all of the shareholders of A.R. DATA SECURITY LTD., a limited liability company organized under the laws of the State of Israel (the "Seller").

                                    RECITALS

A. Contemporaneously with the execution and delivery of this Agreement, the Purchaser is acquiring from the Seller (i) all of the issued and outstanding shares of Algorithmic Research Ltd., a limited liability company organized under the laws of the State of Israel (the "Company"), that are owned by the Seller, and (ii) all of the issued and outstanding shares of Algart Holdings Ltd., a limited liability company organized under the laws of the State of Israel, pursuant to that certain Stock Purchase Agreement dated as of September 7, 1997 among the Purchaser, the Company and the Seller (the "Purchase Agreement").

B. This Agreement is being entered into pursuant to Section 7.7 of the Purchase Agreement.

                                    AGREEMENT

         The parties hereto agree as follows:

1.       CERTAIN DEFINITIONS.

         Unless the context otherwise requires, the capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Purchase Agreement. In addition, as used in this Agreement, the following terms shall have the following respective meanings:

         A Parent Shareholder's "Percentage Share" shall mean the "Percentage Share" set forth opposite such Parent Shareholder's name on Schedule A hereto.

         An Individual Parent Shareholder's "Specified Intellectual Property" shall mean: (i) those material patents developed by such Individual Parent Shareholder that provide intellectual property protection for any software, hardware or invention that (A) has been personally developed by such Individual Parent Shareholder, and (B) is material to the business of the Company and its Subsidiaries; and (ii) those material copyrights and trade secrets developed by such Individual Parent Shareholder that provide intellectual property protection for any software, hardware or invention that (A) relates to encryption technology, (B) has been personally developed by such Individual Shareholder, and (C) is material to the business of the

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Company and its  Subsidiaries.  For  purposes  of the  preceding  sentence,  any software, hardware or invention will be deemed to be "material to the business of the Company and its Subsidiaries" only if such software, hardware or invention is incorporated in, and is a material component of, any Material Company Product (or any material component, module, feature or subassembly of any such Material Company Product).

2.       REPRESENTATIONS AND WARRANTIES.

         2.1 Capitalization. Each Parent Shareholder represents and warrants to the Purchaser that, as of the time immediately prior to the Closing, except as disclosed in the Company Schedule or as disclosed or otherwise described in any of the documents listed or otherwise referred to in the Company Schedule, the representations and warranties of the Seller set forth in Sections 2.1, 2.5 and
2.6 of the Purchase Agreement were true and accurate in all material respects.

         2.2 Ownership of Specified Intellectual Property. Each Individual Parent Shareholder represents and warrants to the Purchaser that, as of the time immediately prior to the Closing, except as disclosed in the Company Schedule or as disclosed or otherwise described in any of the documents listed or otherwise referred to in the Company Schedule, such Individual Parent Shareholder has assigned to the Company (or has otherwise permitted the Company to acquire) all of his ownership rights (if any) in his Specified Intellectual Property, and has not voluntarily assigned (or otherwise voluntarily granted or transferred) any of his ownership rights (if any) in his Specified Intellectual Property to any university or to any other third party.

         2.3 No Implied Representations. Except as expressly set forth in Sections 2.1 and 2.2 hereof, no Parent Shareholder is making any representation or warranty, implied or otherwise, or is providing any assurances of any nature whatsoever. Without limiting the generality of the foregoing, no Parent Shareholder is making or shall be deemed to have made any representation or warranty regarding the validity, ownership or status of any patent, copyright or other intellectual property right, or regarding the existence or absence of any rights or any potential liabilities or risks associated with the exploitation of any such intellectual property right.

3. SURVIVAL. The representations and warranties contained in this Agreement shall survive until the expiration of the applicable statute of limitations, at which time such representations and warranties shall terminate and expire and shall cease to be of any force or effect, and all liability of the parties with respect to such representations and warranties shall thereupon be extinguished.

4.       INDEMNIFICATION.

         4.1 Indemnification by the Parent Shareholders. Subject to the limitations on indemnification set forth in Section 4.4 hereof and elsewhere in this Agreement, each Parent Shareholder shall indemnify and reimburse the Purchaser for such Parent Shareholder's

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

Percentage Share of the net amount of any Damages incurred by the Purchaser as a proximate result of any inaccuracy in the representation and warranty made by such Parent Shareholder in Section 2.1 hereof. For purposes of calculating the net amount of such Damages, there shall be deducted an amount equal to the aggregate dollar value (determined in the manner set forth in the Escrow Agreement) of all cash and Escrow Shares distributed by the Escrow Agent to the Purchaser in connection with any indemnification claim based on or related to any inaccuracy or alleged inaccuracy in any of the representations and warranties of the Seller contained in Sections 2.1, 2.5 and 2.6 of the Purchase Agreement.

         4.2 Indemnification by the Individual Parent Shareholders. Subject to the limitations on indemnification set forth in Section 4.4 hereof and elsewhere in this Agreement, each Individual Parent Shareholder shall indemnify and reimburse the Purchaser for the net amount of any Damages incurred by the Purchaser as a result of any inaccuracy in the representation and warranty made by such Individual Parent Shareholder in Section 2.2 hereof. For purposes of calculating the net amount of such Damages, there shall be deducted an amount equal to the aggregate dollar value (determined in the manner set forth in the Escrow Agreement) of all cash and Escrow Shares distributed by the Escrow Agent to the Purchaser in connection with any indemnification claim based on or related to any inaccuracy or alleged inaccuracy in any of the representations and warranties of the Seller contained in Section 2.17(f) of the Purchase Agreement.

         4.3 Notification; Control of Proceedings. The Purchaser shall, with reasonable promptness, give written notice (as provided in this Section 4.3) if the Purchaser or any of its affiliates becomes aware of any loss, liability, damage or expense with respect to which an indemnification claim may be asserted by the Purchaser under this Agreement; provided, however, that for the sole purpose of determining whether written notice must be provided by the Purchaser under this Section 4.3 (and for the purpose of determining whether any Parent Shareholder will have the right to defend a particular action, claim or proceeding), the limitation set forth in Section 4.4 shall not be taken into account. Such written notice shall be given to: (i) all of the Parent Shareholders, if such indemnification claim may be asserted pursuant to Section
4.1 hereof; or (ii) the particular Individual Parent Shareholder(s) against whom such indemnification claim may be asserted, if such indemnification claim may be asserted pursuant to Section 4.2 hereof. (The failure of the Purchaser to deliver such written notice with reasonable promptness shall not be deemed to bar or otherwise limit the rights of the Purchaser hereunder unless such failure materially prejudices any of the rights or defenses of any of the Parent Shareholders.) If any claim is made by a third party or an action or proceeding is commenced for which the Purchaser shall seek indemnification from any Parent Shareholder, the Purchaser shall, with reasonable promptness, give to such Parent Shareholder written notice of such claim, action or proceeding and request such Parent Shareholder to defend the same. Such Parent Shareholder shall have the right to defend such claim, action or proceeding at his or its own expense, and (if such Parent Shareholder elects to defend such claim, action or proceeding) shall give written notice to the Purchaser of the commencement of the defense of such claim, action or proceeding by such Parent Shareholder. The Purchaser shall be entitled to participate at its own

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

expense with such Parent Shareholder in such defense (subject to the right of such Parent Shareholder to control such defense), but shall not be entitled in any way to release, waive, settle, modify or pay such claim, action or proceeding without the written consent of such Parent Shareholder. In the event that such Parent Shareholder does not accept the defense of such claim, action or proceeding as provided above, or does not notify the Purchaser of its election to defend such claim, action or proceeding within 30 days after such Parent Shareholder's receipt of written notice of such claim, action or proceeding from the Purchaser, the Purchaser shall have the full right to defend such claim, action or proceeding in such manner as it may deem appropriate, but such Parent Shareholder shall not have any liability with respect to any compromise or settlement effected without its prior written consent (which consent shall not be unreasonably withheld). In the event a Parent Shareholder shall assume the defense of any such claim, action or proceeding, the Purchaser shall cooperate in the defense of such claim, action or proceeding, and the records of each shall be available to the other with respect to such defense; provided, however, that such Parent Shareholder shall not, in the defense of any such claim, action or proceeding, consent to the entry of any judgment or enter into any settlement where such entry of judgment or settlement does not include a provision releasing the Purchaser from all liability with respect to such claim, action or proceeding, except with the written consent of the Purchaser (which consent shall not be unreasonably withheld).

         4.4 Limitations on Indemnification. Notwithstanding anything contained in Section 4.1 or 4.2 hereof or elsewhere in this Agreement: (a) no Parent Shareholder shall be liable to the Purchaser under this Agreement except to the extent that the cumulative amount of indemnifiable Damages actually incurred by the Purchaser as a proximate result of all inaccuracies in the representations and warranties made by such Parent Shareholder in this Agreement actually exceeds the Unused Deductible Amount; and a Parent Shareholder shall only be required to pay, and shall only be liable for, the amount by which the cumulative amount of indemnifiable Damages actually incurred by the Purchaser as a proximate result of all such inaccuracies in the representations and warranties made by such Parent Shareholder in this Agreement actually exceeds the Unused Deductible Amount; and (b) no Parent Shareholder shall be liable under this Agreement with respect to any indemnification claim based on an inaccuracy in any representation or warranty of such Parent Shareholder if any of the Purchaser's officers or directors had actual knowledge of the inaccuracy in such representation or warranty (or of any facts or circumstances constituting or resulting in such inaccuracy) prior to the execution of this Agreement; provided, however, that the limitation provided by this clause "(b)" shall not be available to a Parent Shareholder if such Parent Shareholder also had such actual knowledge of the inaccuracy in such representation and warranty (or of such facts or circumstances constituting or resulting in such inaccuracy) prior to the execution of the Purchase Agreement. For purposes of this Section 4.4, "Unused Deductible Amount" shall mean the $250,000 deductible amount referred to in Section 5.5 of the Purchase Agreement, to the extent such deductible amount has not been utilized under the Purchase Agreement to reduce the amount of indemnification payments made to the Purchaser by the Escrow Agent.

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

         4.5 Exclusive Remedy. Without limitation of any term of Article V of the Purchase Agreement or the Escrow Agreement relating to the Purchaser's right to make indemnification claims against the cash and Escrow Shares held by the Escrow Agent, the indemnification provided for in Section 4 hereof shall be the exclusive right and remedy of the Purchaser with respect to any claim against any Parent Shareholder in connection with any of the transactions contemplated by or referred to in the Purchase Agreement. No claim or cause of action with respect to any inaccuracy in any representation or warranty contained in this Agreement shall be enforceable unless made in accordance with the procedures set forth in Section 4 hereof. Without limiting the generality of the foregoing (and without limiting the Purchaser's right under Article V of the Purchase Agreement to make indemnification claims against the cash and Escrow Shares held by the Escrow Agent), except as expressly provided in this Agreement, none of the Parent Shareholders shall have any liability to the Purchaser or to any of the Purchaser's affiliates for any breach by the Seller of any of the Seller's covenants, representations or warranties contained in the Purchase Agreement or for any breach by any Parent Shareholder of any of the representations or warranties contained in this Agreement.

         4.6 Subrogation. To the extent that any Parent Shareholder makes or is required to make any indemnification payment to the Purchaser: (a) such Parent Shareholder shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Purchaser or any of the Purchaser's affiliates may have against any other person or entity with respect to any Damages, circumstances or matter to which such indemnification payment is directly or indirectly related; (b) the Purchaser shall permit such Parent Shareholder to use the name of the Purchaser and each of its affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies; and (c) the Purchaser shall take, and shall cause each of its affiliates to take, such actions as such Parent Shareholder may reasonably request for the purpose of enabling such Parent Shareholder to perfect or exercise such Parent Shareholder's right of subrogation hereunder. Any rights of a Parent Shareholder to subrogation pursuant to this Section 4.6 shall not be exercisable until such Parent Shareholder shall have fully performed his or its obligations pursuant to this Agreement as to the indemnification of the Purchaser (with respect to the particular indemnification claim involved); provided, however, that prior to the full performance of such indemnification obligations (and to the extent reasonably required to preserve the rights of such Parent Shareholder to subrogation), such Parent Shareholder shall be permitted to take any action so required to preserve such subrogation rights.

         4.7 Acts of Fraud. Each Parent Shareholder acknowledges and agrees that no limitation or other term contained in this Agreement, the Purchase Agreement or the Escrow Agreement shall serve to limit any liability such Parent Shareholder may otherwise have under applicable law for any fraud intentionally committed upon the Purchaser by such Parent Shareholder with respect to any representation made to the Purchaser in any written agreement with the Purchaser.

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

         4.8 No Limitation of Actions. Nothing contained herein or in the Purchase Agreement or the Escrow Agreement shall require the Purchaser to first pursue its rights or remedies under Article V of the Purchase Agreement and the Escrow Agreement as to any claim by the Purchaser that is based on the breach of any representation or warranty in both this Agreement and the Purchase Agreement. To the extent that the Purchaser shall first recover Damages from one or more Parent Shareholders pursuant to this Agreement prior to any recovery pursuant to Article V of the Purchase Agreement, the amounts recovered from such Parent Shareholder shall be deducted from amounts payable pursuant to Section
5.2 of the Purchase Agreement.


5. GOVERNING LAW. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of California without regard to its conflict of law provisions, and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. Any dispute arising out of or relating to this Agreement shall be resolved through binding arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The venue for such arbitration proceedings shall be London, England. The arbitrator's fees and other related expenses of any arbitration under this Agreement (such as expenses for transcripts of the arbitration proceedings) shall be borne by the Purchaser and the Parent Shareholders who are parties to such arbitration in such proportions as shall be determined by the arbitrator, or if there is no such determination, then such fees and other expenses shall be borne one-half by the Purchaser and one-half divided equally among the Parent Shareholders who are parties to such arbitration. The resolution of a dispute by the arbitrator shall be conclusive and binding upon the parties hereto and judgment may be entered thereon in any court having jurisdiction thereof. The arbitrator shall have the authority to make an award of actual compensatory damages incurred by a party in connection with a dispute, but shall have no right to grant special, punitive or exemplary damages or indirect or consequential damages or to grant any form of equitable relief.

6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same document.

7. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered in person, (b) three business days after delivery to an "overnight" courier, or (c) 24 hours after delivery by facsimile transmission (if receipt of such facsimile is evidenced by a transmission report or other reasonable evidence of the successful and accurate transmission of such notice), in each case addressed as follows:

         If to the Purchaser:               Cylink Corporation
                                            910 Hermosa Court
                                            Sunnyvale, CA  94086
                                            Attn:  Robert B. Fougner
                                            Fax:  408-774-4952

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


         With a copy to:                    Morrison & Foerster LLP
                                            755 Page Mill Road
                                            Palo Alto, CA  94304
                                            Attn:  Michael C. Phillips
                                            Fax:  650-494-0792

         If to a Parent
         Shareholder:                       At the address for such Parent
                                            Shareholder as set forth in
                                            Schedule A hereto


         With a copy to:                    Shinar, Shachor, Weissberger
                                            5 Belt Hillel Street, 3rd Floor
                                            Tel Aviv 67017, Israel
                                            Attn:  Doron Shinar
                                            Fax:  972-3-562-1905

         Addresses may be changed by written notice given pursuant to this Section. Any notice given hereunder may be given on behalf of any party by his or its counsel or other authorized representative.

8. ENTIRE AGREEMENT. This Agreement constitutes the full and entire understand among the parties regarding the matters set forth herein and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

9. AMENDMENTS. This Agreement may not be amended, modified or supplemented, except by means of a written amendment signed by all parties hereto.

10. LIQUIDATION OF SELLER. Following the liquidation of the Seller, in exercising the Seller's contractual rights under the Purchase Agreement, the Parent Shareholders will be subject to the limitations and restrictions applicable to the exercise of such contractual rights under Article V and the other provisions of the Purchase Agreement. In addition, following the liquidation of the Seller, the respective Parent Shareholders will cause to be performed all continuing contractual obligations of the Seller under Sections 1.2(b), 4.7, 4.13, 9.1, 11.3, 11.6 and 11.7 of the Purchase Agreement and
Section 4(e) of the Escrow Agreement; provided, however, that, in the event of any failure to cause any of such obligations to be performed, the liability (if any) of each Parent Shareholder shall be limited to such Parent Shareholder's Percentage Share of the compensable damages incurred by the Purchaser as a proximate result of such failure. Notwithstanding anything to the contrary contained in this Agreement or in any other document (and without limiting the effect of the proviso to the preceding sentence), the total cumulative maximum liability of each Parent Shareholder for all breaches of this Agreement and all breaches of the Seller's Agreement of even date herewith shall be limited in the aggregate

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

to the net dollar value of the assets of the Seller distributed to such Parent Shareholder by the Seller in the dissolution and liquidation of the Seller, and such Parent Shareholder's aggregate liability hereunder and thereunder shall in no event exceed such amount.

11. MISCELLANEOUS. For purposes of this Agreement, the masculine gender shall be deemed to include the feminine and neuter genders, and the neuter gender shall be deemed to include the masculine and feminine genders.



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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first stated above.

CYLINK CORPORATION


By:  /s/ John V. Kalb, Jr.
   -------------------------------------------
         John V. Kalb, Jr.
         Vice President,
         Strategy and Business Development

By:  /s/ Yossi Tulpan
   -------------------------------------------
         Yossi Tulpan


By:  /s/ Amos Fiat
   -------------------------------------------
         Amos Fiat

By:  /s/ Yossi Cohen
   -------------------------------------------
         Yossi Cohen


KOOR CAPITAL MARKETS


By:  /s/ Itzak Chalamish
   -------------------------------------------
         Itzak Chalamish
         President

By:  /s/ Yair Na'aman
   -------------------------------------------
         Yair Na'aman
         Head of Finance Division

TELRAD HOLDINGS LTD.


By:  /s/ Oded Koritshoner
   -------------------------------------------
         Oded Koritshoner
         Managing Director


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

By:   /s/
   -------------------------------------------



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


                                   SCHEDULE A

                   TO PARENT SHAREHOLDERS INDEMNITY AGREEMENT


Name and Address of Parent Shareholder                    Percentage Share

Yossi Tulpan                                                       31.407%
21 Bilu Street, Ness Tziona, Israel

Amos Fiat                                                          31.407%
20 Shalom Ash Street, Tel Aviv, Israel

Yossi Cohen                                                        10.337%
19 Mordechai Kaplan Street, Holon, Israel

Koor Capital Markets                                                7.501%
19 Rothschild Boulevard, Tel Aviv, Israel

Telrad Holdings Ltd.                                               19.348%
19 Rothschild Boulevard, Tel Aviv, Israel


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